Exhibit 10.8

ENGLISH TRANSLATION

Factory Premises Rental Agreement

Leaser (Party A): Zhuhai Kaixinda Investment Planning Co., Ltd

Address: XXX

Legal Representative: XXX

Leasee (Party B): Sun Line Precision Industrial (Zhuhai) Ltd.

Address:

Legal Representative: Kin Sun Sze-To

In witness whereof:

1.	Party A has acquired the use right of a land for industrial construction at 22 Shinhe No. 2 Road, Baijiao Scientific & Technological Industry Park, Zhuhai City, Guangdong Province and constructed and rent factory premise (Factory Premises) to Party B;
2.	Party agrees to rent part of the Factory Premises constructed on this land by Party A.

Both parties hereby come to an agreement on the rental of the Factory Premises and supporting facilities through negotiations by both parties according to laws and regulations in China. The details are as per following:

Article 1. The Location, Area and Usage of the Leased Land and Factory Premises

1.1	The land mentioned in this Agreement is located at 2 Shinhe No. 2 Road, Baijiao Scientific & Technological Industry Park, Zhuhai City, Guangdong Province, covering a factory construction area of 21,240 square meters and open space area of 21,777 square meters. The total construction area reaches 24,480.2 square meters, including 1# workshop of 9,442.39 square meters, a 2-floor office building of 1,777.74 square meters, #2 workshop of 7,198.81 square meters, a 7-floor dormitory complex of 5,687.08 square meters, the power distribution room and guard room of 374.18 square meters. The owner of above mentioned Factory Premises is Zheng Jianwei and Liang Kailing. The Factory Premises to be leased shall be the #1 workshop, complex building and the power distribution room.
1.2	In light of the development demands of Party B, Party A shall agree to reserve the lease right of #2 workshop for six months to wait for Party B’s determination if they are going to rent the #2 workshop and such determination shall be made and informed to Party A within four months (no later than Feb. 28, 2009) after this Agreement is signed. Provided that Party B intends to rent the #2 workshop, the rent inception of #2 workshop shall be started from the seventh month (May 1, 2009) after this Agreement is signed and a supplemental agreement shall be made; otherwise, Party A shall be entitled to rent the #2 workshop and office building to any other third party and to give the third party rights to use the power distribution equipment (including transformers and some electrical cabinets) and public open space in the factory (including plant roads and virescence. Party B shall agree to coordinate the relationship with the third party.

Article 2. Rental Period

1.3	The rental period of the Factory Premises hereof shall be ten years from November 1, 2008 to October 31, 2018, during which, for Party B, the first five years shall the mandatory rental period and the remaining tenor is optional at Party B’s discretion.
1.4	Party B shall have the priority on the leasehold in the rental Agreement under the same conditions after the date of Agreement expiration. Both parties shall negotiate the new rental conditions and enter into a new Agreement on rental of the Factory Premises.

Article 3. Decoration Standards of Leased Factory Premises and Supporting Facilities

Party A shall:

1.	Be responsible for installing two transformers of total 1,430 KAV; and Party B shall be responsible for others of this section;
2.	Be responsible for installing the fire systems in the workshops and other sites and obtaining the building fire safety certificate; and
3.	Be responsible for leading a 2-inch water pipe near to the leased workshop and installing water meters; and Party B shall be responsible for others of this section.

Party B shall:

1.	Be responsible for paying water bills and electricity bills to related sections; and
2.	Be responsible for costs occurring for expanding production, and capability of water and electricity by Party B.

Article 4. Delivery of Factory Premises to Be Leased

4.1 The Factory Premises to be leased shall be delivered on the date of Nov. 1, 2008.

Article 5. Rental and other Expenses

5.1 Rental and Deposit

Without covering the office building and the #2 workshop, the rental shall be RMB FORTY THOUSAND (¥ 40,000.00) per month; and shall be RMB FIFTY THOUSAND (¥ 50,000.00) per month when covering the office building. Party B shall pay RMB FIVE HUNDRED THOUSAND (¥ 500,000.00) in full to Party A as the deposit, which shall be refunded in full to Party B on the expiration date of the Agreement without interests.

5.2 Any lease tax arising from the renting or related to the renting shall be shared equally by both Parties.

5.3 All water bills, electricity bills and other expenses arising from the usage of the leased Factory Premises shall be paid by Party B during the rental period stated in this Agreement.

Article 6. Payment of Rental and Other expenses

6.1 The rental of the month shall be paid between the 5th and the 10th every month to the bank account specified by Party A or in any other methods agreed by both Parties in written. Any delay of such payment shall incur 3% of the total unpaid against Party B as compensation every day.

6.2 Other expenses arising from the usage of the leased Factory Premises by Party B shall be directly paid to the third party by Party B.

Article 7. Transfer of the Leased Factory Premises

Any transfer of the leased Factory Premises by Party A during the rental period stated in the Agreement shall be informed in written to Party B at least three months ahead of the selling. Under the same conditions, Party B shall have the priority on purchasing the leased Factory Premises hereof. Any changes of the ownership of the leased Factory Premises shall not damage the execution of this Agreement.

Article 8.    Maintenance and Repairs of the Leased Factory Premises and Supporting Facilities

8.1 Party B hereby agrees and undertakes that the maintenance and repairs in the plant area which includes the workshops, roads, virescence and municipal pipelines within the plant area shall be under the charge of Party A and monthly costs arising from such actions shall be covered by Party B on the monthly base according to the amount stated in the supplemental agreement of the Agreement;

8.2 Party B shall have an exclusive use right on the leased Factory Premises and supporting facilities hereof. Party B shall be responsible for the maintenance and repairs of the leased Factory Premises and supporting facilities and ensuring that any supporting facilities will be functional when they are returned together with the Factory Premises to Party A.

8.3 Any damages on the leased Factory Premises and/or supporting facilities caused by mis-operations of Party B shall be under the responsibilities and cost of Party B.

Article 9. Insurance Liability

The insurance of the leased Factory Premises, supporting facilities and properties in the leased Factory Premises and all other compulsory insurances during the rental period stated above shall be purchased by Party B. Any losses and/or responsibilities caused by the absence of purchasing such insurances shall fall on Party B.

Article 10. Decoration and Reconstruction

10.1 Without the consent from Party A for the decorations and/or reconstructions plan on the leased Factory Premises hereof submitted by Party B, no decorations and/or reconstructions shall be allowed; and the obtainment of approvals from the local administrations shall be solely done by Party B.

10.2 Upon the expiration of this Agreement or the termination of this Agreement caused by Party B’s breach, Party A shall solely dispose the decoration and/or reconstructions in the leased Factory Premises.

10.3 Upon the termination of this Agreement caused by Party A’s breach, Party B shall solely remove the removable fixtures of the decorations and/or reconstructions; and Party A shall compensate the decorations and/or reconstructions that are not removable at the estimated marketing prices. When Party A and Party B fail to reach an agreement on pricing the decorations and/or reconstructions hereof, the prices estimated by the qualified appraisal firm shall be final.

Article 11. Sublease of the Leased Factory Premises

Without the prior consent(s) from Party A, Party B shall not be allowed to sublease the entire or part of the leased Factory Premises to any third party; and the consents from Party A for such sublease shall not imply the exemption of Party B from its obligations or waiver of Party B from its rights on the subleased Factory Premises.

Article 12. Commitments and Undertakes from Party A

12.1  Party A guarantees that it is the legal sole owner of the land use right and has the right to rent the land hereof and the Factory Premises on it to Party B;

12.2  Party A guarantees that it has the right to rent the Factory Premises and the land hereof to Party B and such renting complies with relative laws of People’s Republic of China and regulations of Guangdong Province and damages no legal interests or rights of any third party.

12.3  Party A guarantees that the quality of the leased Factory Premises and supporting facilities hereof complies with the relative national standards for constructions and those for supporting facilities; and that no such defects that can influence the functions and performances of the workshop and/or the supporting facilities exist;

12.4  Party A guarantees that such infrastructures as roads leading out, power supply and water supply comply with the requirements of Party B; and no defects that can influence the routine productions and operations of Party B exist;

12.5  Party A guarantees that it will give its best supports to Party B on obtaining legal certificates (such as business license, environment conformance certificate) and all cost arising from such procedures shall fall on Party B. Party A shall actively support the legal operations of Party B and take active measures to create good public security out of the plant area hereof;

12.6  Party shall provide all legal evidences (like property ownership certificate) to prove its ownership on the land and leased Factory Premises hereof and copies of such evidences shall be maintained by Party B for record.

Article 13. Liabilities for Breach of Agreement

Neither party shall be entitled to be in breach of the Agreement. Either party in breach that causes the Agreement to be terminated or un-executable shall pay another 3-month rental plus management fee to the other as the compensation.

13.1 Liabilities of Party A for Breach of Agreement

Any actions in breach of Party A shall entitle Party B of the rights to suspend to pay the relative payable(s) and require Party A to fulfill its obligations stated in the Agreement within thirty days; and the complete or partial failure to fulfill the obligations by Party A shall entitle Party B to terminate the Agreement.

13.2 Liabilities of Party B for Breach of Agreement

1.1 Any failures and/or delay to pay the payable(s) (including the rental and the management fee for the plant area) for no less than 30 days shall be deemed as breach of the Agreement, which will entitle Party A to terminate the Agreement and make Party B pay another 3-month rental plus management fee as the penalty to Party A;

1.2 Within the rental period, Party B shall not be entitled to terminate the Agreement before the date of expiration of the Agreement. Agreementing the maintenance and management in the plant area to Party A is one of the conditions of the Agreement. Agreementing such work hereof to any third party or suspending Party A’s such responsibilities shall entitle Party A to take the land and Factory Premises hereof back without refunding the deposit mentioned in Clause 5.1 to Party B and to collect another 3-month rental plus management fee as the penalty from Party B.

Article 14. Exceptions

14.1	Clause 2 in this Agreement shall be executed when the failures to fulfill the Agreement by Party A is caused by the government’s modifications on rental related laws and/or regulations or government’s actions;

14.2	In case that one or both parties are impossible to perform the duties provided herein on account of force majeure such as earthquake, war or other force majeure, the Party (or parties) in contingency shall inform the other party (or each other) of the situations immediately by mails or faxes and provide the details of the force majeure and documentary evidences proving that the Agreement execution shall not be enforceable entirely or partly or be delayed released by the local accrediting agency of the area in the contingency within 30 days. Other strong evidences shall be as valid as the above mentioned documentary evidence from other local accrediting agency. The party or parties shall be exempted from duties due to this Clause herein.

Article 15. Settlement of Disputes

Any disputes arising from the execution of this Agreement or related to this Agreement shall be settled through negotiations of both parties. If such settlements are failed to reach, the disputes shall be submitted to Zhuhai Arbitration Commission for arbitration which will be final for both parties.

Article 16. Agreement Effectiveness

This Agreement shall come into effect upon the signatures of both parties and shall be registered to and filed in Zhuhai Factory Premises Management Department on the payment from Party A.

Article 17. Others

17.1	Other matters that are not mentioned in this Agreement shall be negotiated by both parties and enter into supplemental agreement hereto;
17.2	This Agreement is made out in four original copies and both parties shall separately hold two of them which have the same legal effect.

Party A: Zhuhai Kaixinda Investment Planning Co., Ltd.

Representative: (Signature): (Signed)

(Seal of Zhuhai Kaixinda Investment Planning Co., Ltd.)

Party B: Sun Line Precision Industrial (Zhuhai) Ltd.

Representative: (/s/ Kin Sun Sze-To, Chief Operating Officer)

(Seal of Sun Line Precision Industrial (Zhuhai) Ltd.)

Signed on: October 28, 2008